Exhibit 10-iii(i)

DIRECTORS
AT&T CORP.
April 16, 1997

The regular monthly meeting of the Board of Directors of AT&T Corp. was held at the Company's office, 32 Avenue of the Americas, New York, New York, on Wednesday, April 16, 1997, at 10:00 o'clock in the forenoon.

Present: Robert E. Allen, Kenneth T. Derr, M. Kathryn Eickhoff, Walter Y. Elisha, Belton K. Johnson, Ralph S. Larsen, Donald F. McHenry, Michael I. Sovern, John R. Walter, Joseph D. Williams and Thomas H. Wyman. John D. Zeglis, General Counsel and Senior Executive Vice President Corporate Affairs, and Maureen B. Tart, Vice President and Controller, also attended. The Chairman of the Board presided. Marilyn J. Wasser acted as Secretary of the meeting.

* * *

Mr Wyman stated that the Committee had reviewed proposed changes to the AT&T Non-Qualified Pension Plan (the "NQPP") and the AT&T Mid-Career Pension Plan (the "MCPP"). These changes include: (1) updating existing benefits under both plans for those plan participants who, as of January 1, 1997, were on the active roll of an AT&T Management Pension Plan (AT&TMPP) participating company. (2) changing the NQPP to a new cash balance design effective January 1, 1998 for plan participants who are on the active roll of participating companies on or after that date, and (3) limiting the amount of, and eligibility for, primary death benefits.

Mr. Wyman stated that the Committee had recommended that the Board of Directors approve all such proposed changes to such plans. Whereupon, on motion it was

RESOLVED: that, the AT&T Non-Qualified Pension Plan (the "NQPP") and the AT&T Mid-Career Pension Plan (the "MCPP") be amended to provide that an employee shall be eligible (eligible employee) to be considered an eligible executive for purposes of these resolutions if, (1) in the case of eligibility for applicable benefits described below under the NQPP, he or she was a participant in the NQPP on January 1, 1997 and, (2) in the case of eligibility for applicable benefits described below under the MCPP, he or she would have been considered a participant in the MCPP if he or she had terminated employment immediately before January 1, 1997;

RESOLVED: that, effective August 1, 1997, the NQPP be amended to provide that the monthly NQPP benefit under the basic formula for eligible executives who are Officers (as defined in the NQPP), payable at age sixty-five (or such earlier age in accordance with plan provisions), equal one-twelfth of one and sixth-tenths percent of the eligible executive's average annual eligible short term incentive award earned for the -period from January 1, 1994 through December 31, 1996, multiplied by the lesser of (1) one plus the eligible executive's net credited service ("term of employment as defined in the NQPP") as of December 31, 1996 or (2) one hundred and five percent of such net credited service;

RESOLVED: that, effective August 1, 1997, the NQPP be amended to provide that, for purposes of calculating an eligible executive's benefit under the alternate formula, (1) an eligible executive's net credited service shall be replaced by the lesser of (a) one plus the eligible executive's net credited service as of December 31, 1996 or (b) one hundred five percent of such net credited service and (2) "adjusted career average pay" means (a) in the case of an Officer (as defined in the NQPP), the sum of (i) his or her average annual short term incentive award and any salary deferrals earned for the period from January 1, 1994 through December 31, 1996, and (ii) his or her average annual compensation as defined in the AT&TMPP for the period from January 1, 1994 through December 31, 1996, and (b) in the case of an E-band employee (as defined in the NQPP), his or her average annual compensation as defined in the AT&TMPP for the period. from January 1, 1994 through December 31, 1996;

RESOLVED: that, effective August 1, 1997, the MCPP be amended to provide that the MCPP benefit of an eligible executive equal the amount accrued under applicable plan provisions for each such individual computed for both the portion of the benefit derived from the AT&TMPP and from the NQPP as follows: (1) mid-career pension credits shall be computed as if the eligible employee had terminated employment as of December 31, 1996, (2) January 1, 1994 through December 31, 1996 shall be the base period, and (3) the lesser of (a) one plus the eligible executive's net credited service ("term of employment" as defined in the MCPP) as of December 31, 1996 or (b) one hundred five percent of such net credited service shall be used;

RESOLVED: that the NQPP be amended to provide that no service or pay (including short-term awards and salary deferrals) after December 31, 1996 would be taken into account in determining the basic or alternate benefit (as described above) of an eligible executive under the NQPP;

RESOLVED: that, effective January 1, 1998, the NQPP be amended to provide for the establishment of hypothetical cash balance accounts for Officers (as defined in the NQPP) who are participants in the NQPP on the active roll of a participating company on or after January 1, 1998 ("cash balance participants");

RESOLVED: that, effective January 1, 1998, the monthly benefit under the MCPP with respect to eligible executives who are cash balance participants be determined as if those individuals had terminated employment as of December 31, 1997.(and assuming, solely for eligibility purposes, that those individuals had at least five years of net credit service at E-band or above) and liability for that monthly benefit shall be transferred to the NQPP provided, however, this benefit shall be actually payable only if the eligible executive has completed the requisite five years of net credited service at E-band or above at actual termination of employment;

RESOLVED: that, effective January 1, 1998, the NQPP shall be amended to provide that a cash balance participant's nonqualified special update benefit equal the sum of the monthly benefit determined under the basic formula as amended above and the cash balance participant's monthly benefit transferred from the MCPP;

RESOLVED: that, effective January 1, 1998, the MCPP be amended to provided that, other than eligible employees who are not cash balance participants, no other present or future employee shall be eligible to participate in the MCPP;

RESOLVED: that, effective August 1, 1997, the NQPP and the MCPP be amended to provide that a benefit be payable upon an eligible executive's termination of employment from the Company's controlled group of corporations, provided that if the benefit (in the case of the NQPP, solely with respect to the basic formula) commences before the former eligible executive attains age fifty-five, it is reduced by one-half percent (one-quarter percent for participants with at least thirty years of net credited service) for each full or partial month that the benefit commences before age fifty-five and provided further that nothing in these resolutions shall be deemed to change the manner in which discounts are determined for early commencement of benefits under the alternate formula under the NQPP and provided further that nothing in these resolutions shall be deemed to change the eligibility requirements for receipt of retiree health benefits or any other post-retirement benefit;

RESOLVED: that, effective January 1, 1998, the NQPP be amended to provide that, for each cash balance participant who is on the active roll of a participating company on January 1, 1998, the initial credit to his or her cash balance account is determined by multiplying the cash balance participant's nonqualified special update benefit by the same initial conversion factor used in determining the individual's initial credit to his or her cash balance account under the AT&TMPP;

RESOLVED: that, effective January 1, 1998, the NQPP be amended to provide that each eligible cash balance participant shall have credited to his or her cash balance account, effective December 31, 1998 and each December 31 thereafter (or as of the last day of the month immediately before termination of employment, if earlier), an annual award credit in an amount determined by multiplying his or her short-term incentive award paid in that year by two times the applicable factor for that individual's annual pay credit for that year under the AT&TMPP;

RESOLVED: that, effective January 1, 1998, the NQPP be amended to provide that each cash balance participant shall have credited to his or her cash balance account, effective December 31, 1998 and each December 31 thereafter (or as of the last day of the month immediately before pension commencement, if earlier), an interest credit in an amount determined by multiplying his or her cash account balance as of the first day of chat year by the effective annual interest rate, which shall equal a base rate of four percent and, for 1998 and 1999, a bonus rate of three percent;

RESOLVED: that, effective January 1, 1998, the NQPP be amended to provide that each cash balance participant as of that date shall have credited to his or her cash balance account an initial annual award credit based on his or her short-term incentive award paid in 1997, if any, and an interest credit at the effective annual interest rate of seven percent (four percent base and three percent bonus) with respect to his or her initial cash balance credit based on his or her nonqualified special update benefit, if any;

RESOLVED: that, effective January 1, 1998, the NQPP be amended to provide that, for each cash balance participant who terminates employment on or after January 1, 1998, the cash balance participant's NQPP benefit with respect to his or her cash balance account shall be payable in the same form as the cash balance participant elected with respect to his or her cash balance account under the AT&TMPP (except that if a cash balance participant elects to receive his or her pension under the AT&TMPP in the form of the cash payment option (and his or her entire pension under the AT&TMPP is paid in a lump sum), the cash balance participant's NQPP cash balance account benefit shall be payable in the form of a single life annuity or joint and 50% survivor annuity, if married) and that the amount of payment under each optional form shall be determined in the same manner as under the AT&TMPP;

RESOLVED: that, effective January 1, 1998, the NQPP be amended to provide that the amount of a participant's single life annuity will equal the greater of the single life annuity payable with respect to his or her cash balance account or the participant's monthly benefit then payable under the basic, alternate, or alternate minimum formula, as applicable;

RESOLVED: that, effective January 1, 1998, the NQPP be amended to provide that eligibility for primary death benefits under Article 5 be limited to (1) participants in the NQPP who before that date had terminated employment with eligibility for a service pension or a disability pension and (2) participants in the NQPP on January 1, 1998 who are on the active roll of a participating company as of that date and who terminate employment before January 1, 2008 after satisfying the minimum age and service requirements as currently specified in the AT&TMPP for service pension eligibility;

RESOLVED: that, effective January 1, 1998, the NQPP be amended to provide that the amount of any primary death benefit payable under Article 5 on or after January 1, 1998 be limited to the amount that would be payable as of December 31, 1997;

RESOLVED: that, notwithstanding anything to the contrary in the resolutions of the Board adopted at its meeting held on November 17, 1993, the funding of the American Telephone and Telegraph Company Benefits Protection Trust for any increase in liability for plan amendments described in these and/or future resolutions shall be amortized over the future working lifetime of plan participants or some other period considered appropriate by the Enrolled Actuary for the AT&TMPP; and

RESOLVED: that the Senior Vice President, Compensation and Benefits (or his delegate), with the advice of the Law Department, is authorized, without further Board approval, to:
(1)	incorporate appropriate language in the AT&TMPP, the Excess Plan, the NQPP, and the MCPP to reflect properly the intent of the foregoing resolutions;

(2)	make such other administrative amendments necessary or appropriate to implement the foregoing resolutions and that are consistent with the intent of the cash balance design presented to the Board;

(3)
make such other amendments to the AT&TMPP, the Excess Plan, NQPP, and the MCPP as may be necessary or appropriate to apply the cash balance, survivor annuity, death benefit, and related provisions to employees who return from leave of absence and to former employees who return to the active roll of a participating company;

(4)
amend, terminate, or make such other changes to the MCPP in order to treat eligible executives in an equitable manner consistent with the general intent of the MCPP and, in the case of cash balance participants, the transition to cash balance;

(5)
amend such other plans or programs of the Company as would be appropriate to reflect that disability pensions and service pensions due to disability are no longer payable under the AT&TMPP and to reflect that pensions under the AT&TMPP and the Excess Plan are payable under the cash payment option; and

(6)	take such further action as he considers necessary or appropriate to implement such amendments.

The meeting adjourned at 12:42 P.M.
Attest:
MBRILYN J. WASSER
Secretary.